Exhibit 10.1

SHARE SALE AND PURCHASE AGREEMENT

by and between

NEW WORLD BRANDS, INC.

and

TELES AG INFORMATIONSTECHNOLOGIEN

Dated as of July 26, 2007

SHARE SALE AND PURCHASE AGREEMENT

SHARE SALE AND PURCHASE AGREEMENT, dated July 26, 2007 (the “Agreement”), between:

New World Brands Inc., a corporation organized and existing under the laws of the state of Delaware, United States, listed on the OTC:BB having its registered office at 340 West Fifth Avenue, Eugene, Oregon 97401, USA (the “Seller”)

on the one hand, and

TELES AG Informationstechnologien, an Aktiengesellschaft organized and existing under the laws of Germany, listed on Prime Standard, having its registered office at Ernst-Reuter-Platz 8, 10587 Berlin, Germany, and represented by Prof. Dr.-Ing. Sigram Schindler and Olaf Schulz (the “Purchaser”)

on the other hand,

(individually a “Party” and together the “Parties”).

RECITALS

WHEREAS, IP Gear Ltd. (the “Company”) is an Israeli limited liability company limited by shares formed and existing under the laws of Israel, registered with the Israeli Companies Registrar under number 513765297, having its registered office at Yokneam Industrial Zone, POB 256, Yokneam 20692, Israel;

WHEREAS, the Company has a registered capital of 1,000 NIS, consisting of 1000 Ordinary Shares, 1 NIS par value per share (the "Ordinary Shares"), and an issued capital of 100 Ordinary Shares (such Ordinary Shares referred to as the "Shares");

WHEREAS, as of the date hereof the Seller directly owns 100% of the Shares;

WHEREAS, pursuant to the terms and conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of the Shares;

WHEREAS, the Parties furthermore intend to collaborate in the sales and marketing of TELES Group Products to approach the “North American” Market;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, the Parties hereby agree as follows:

I.	DEFINITIONS AND INTERPRETATION

1	Certain Terms

Whenever used in this Preliminary Agreement (including any annexes or schedules hereto), the following terms shall the respective meanings given to them below in the Articles indicated below:

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. "Control" of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise) and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions).

“Agreement” means the Sale and Purchase Agreement

“Closing” means completion of the sale and purchase of the Shares in accordance with Article II. 2.

“Closing Consideration” means the “Purchase Price” as set out in Article II. 3.1 payable at the Closing in the manner set forth in Article II. 2.

“Closing Requirements” has the meaning set forth in Article II. 2.2.

“Company” has the meaning set forth in the Recitals.

“CPE Product Line” means the following:

(i)	all customer premise equipment of the Company, including all products in the Company’s Claro and Quasar product lines (including product options and products in beta and active development stage);

(ii)
all customer premise equipment of the Purchaser, including all products in the Purchaser’s VoIPBOX and VoIPGATE product lines for VoIP with H.323 and SIP signaling and PSTN interfaces for analog, BRI, & PRI for T1/E1 and signaling based on ISDN ITU Q.931 or CAS only (including product options and products in beta and active development stage);

(iii)	VoIP gateways between 4 analog/BRI lines and 4 PRI/E-i/T-1 lines;

(iv)	wireless gateways (GSM, CDMA) up to 4 simultaneous calls; and

(v)	all modifications, enhancements, upgrades, and additional developments to and of the above.

(vi)      Excluding the iGATE & vGATE product line.

“Earn Out” has the meaning as set forth in Article II. 3.2.

“Effective Date” is on July 1, 2007.

“Financial Statements” has the meaning set forth in Article III. 2.4.

“Indemnities” has the meaning set forth in Article V. 1 and 2.

“Intellectual Property” has the meaning set forth in Article III. 2.8.1.

“Licenses” has the meaning set forth on Article III. 2.7.2.

“Loss” has the meaning set forth in Article V. 1 and 2.

“Marked Materials” has the meaning set forth in Article IV. 6.

“OCS” is the abbreviation for the Office of the Chief Scientist, a department of the Ministry of Industry, Trade and Labour of the State of Israel.

“Partner Contract” has the meaning as set forth in Article VI. 1.1.

“Party” has the meaning as set forth in the introduction.

“Person” means an individual, corporation, partnership, trust, or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

“Revenues” means product revenues - reduced by sales reductions - resulting from the ordinary activities of the Purchaser and its Affiliates as recognized in the profit and loss account under International accounting Standards (IFRS).

“Seller” has the meaning set forth in the Introduction.

“Seller Advances” has the meaning set forth in Article II. 1.3.

“Shares” has the meaning set forth in the Recitals.

“Social Charges” has the meaning set forth in Article III. 2.12.3.

 “Taxes” has the meaning set forth in Article III. 2.12.3.

2	Interpretation

In this Agreement, and unless it is shown from the context of the Article in question or from its very terms that a different construction must prevail:

2.1	The references made in any document (including the Agreement) are to be understood as references to the said document as amended, reiterated, supplemented, modified or replaced at a given time;

2.2
The references made to the Agreement are to be understood as references to this Agreement, to its annexes and schedules and any of their respective appendices, all of which constitute an integral part of this Agreement and have the same contractual value;

2.3	The article headings are for convenience of reference only and are not to be considered in construing this Agreement;

2.4	The references made to a Party to this Agreement include its successors and permitted assigns;

2.5
The references made to the or a law include the references to any international treaty, constitutional provision, decree, ordinance, regulation, order or judgment, and the term "legal" shall be construed in a similar way; and

2.6	The references made to a law are references to the law as amended, supplemented, modified, replaced or construed at a given time.

II.	PURCHASE AND SALE OF SHARES

1	Purchase and Sale of Shares

1.1
Upon the terms and subject to the conditions contained herein, the Purchaser hereby buys, and the Seller hereby sells and delivers to the Purchaser, all of the Shares, free and clear of all liens and rights of any third party, for an aggregate purchase price equal to the sum of the Closing Consideration (as such term is defined in Article II. 3 and other consideration described herein.

1.2
Title to the Shares purchased by the Purchaser, as contemplated by this Agreement, shall be transferred to the Purchaser on the date hereof, upon payment of the Closing Consideration, all in accordance with Article II. 2.

1.3
With effect of the Effective Date, the Purchaser is entitled to profits of the Company.  Also with effect of the Effective Date, at the Closing the Purchaser shall pay to the Seller the sum of amounts advanced to the Company by Seller, and reflected on the Financial Statements as loans, after the Effective Date (the “Seller Advances”).  The parties hereby agree that the total amount of the Seller Advances payable by the Purchaser pursuant to this paragraph is USD 157,500.

2	Closing

2.1
Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place immediately upon execution of the Sale and Purchase Agreement latest on July 26, 2007, at the Premises of the Company or remotely by exchange of facsimile signatures. The Parties shall confirm in writing that all Closing Requirements have occurred.

2.2	Closing Requirements. The Closing shall be subject to the fulfillment of the following conditions precedent:

2.2.1
Formalities. The Purchaser and the Seller shall cause the Company to record in the Company’s shareholders’ registry the name of the Purchaser as the owner of all the Shares, as far as necessary according to Israeli law.

2.2.2
Approvals. The Purchaser has provided the written notice of approval of the Purchaser’s Supervisory Board to the transaction. The Seller has provided the written notice of approval of the Seller’s Board of Directors or Shareholders to the transaction if necessary according to the bylaws and applicable Delaware law, and the consent of Seller’s lender P&S Spirit, LLC (an entity controlled by Dr. Selvin Passen and Jacob Schorr), and any necessary Israel governmental consents relating to the Office of the Chief Scientist (“OCS”).

2.2.3
Waiver of Claims. With effect of close of business on June 30, 2007, the Seller shall declare towards the Company a complete waiver of claims for repayment of all loans, credits, open account terms, receivables from goods and services, bills of exchanges and any other receivables (as described in Annex 1 to this

            Agreement), including interest, subject to payments otherwise required by this Agreement (including, without limitation, by Article II.1.3).
2.2.4
Indemnification Agreement (PieCom). With effect of the Effective Date, the Seller shall enter into an indemnification agreement with the Company subject to the following conditions: With respect to the contracts and agreements with PieCom Tech, dated January 12, 2006, April 6, 2006 and January 8, 2007 (“PieCom Agreements”), and the relating Litigation (the “PieCom Litigation”), the Seller agrees to reimburse the Company for, indemnify the Company and hold the Company harmless from and against any obligation to perform any of the duties and obligations included in the PieCom Agreements and against all claims, losses, liabilities and expenses which may be made or brought against the Company or which the Company may suffer or incur as a result of or in connection with the PieCom Litigation. The Seller shall be obliged and entitled to undertake and/or direct the conduct of the defense of the Company in respect of the PieCom Litigation, and to pursue claims arising from the PieCom Agreements, at its own costs, in the name of the Company or otherwise, and shall be entitled to all benefits of the PieCom Litigation and the PieCom Agreements, including without limitation any sums or other benefits recovered or received by the Company, the Purchaser or the Seller, by settlement, litigation, arbitration or otherwise. At the request of the Seller, the Company shall cooperate with the Seller and execute all documents reasonably required to enable the Seller to conduct the defense or prosecution of the PieCom Litigation (including claims against PieCom or others) in the name of the Company, and to pursue claims arising from the PieCom Agreements.

2.2.5	Partner Contract. The parties shall have executed a Partner Contract in the form as attached as Annex 2 to this Agreement.

2.2.6
Subject to prior or concurrent receipt of conditions enumerated in clauses 2.2.1 to 2.2.5 of this Article (2.2), the Purchaser shall pay the Seller the Closing Consideration, by wire transfer to the Seller.

3	Consideration

3.1	The Parties agree on a Purchase Price in the amount of USD 1,500,000.

3.2
The Parties agree on an additional payment to the Seller based on the performance of the Purchaser following the Closing (“Earn Out”). Therefore, the Purchaser shall pay an amount equal to 10% of the Purchaser’s worldwide Revenues (including revenues of Purchaser’s Affiliates) within the CPE Product Line (the “Purchaser’s CPE Revenue”) for a period of 4 years after Closing, but in any event, without regard to Purchaser’s Revenues or other qualification, not less than a total amount of USD 750,000 (the “Minimum Earn Out”).  The Minimum Earn Out payment shall be payable quarterly in an amount of USD 46,875, each quarterly payment due within 90 days of the close of the quarter, commencing with the quarter ending September 30, 2007. The Purchaser’s CPE Revenues shall be reviewed after 12 months retrospectively. In case of exceeding the Minimum Earn Out, the differential amount is due within 90 days after June 30 each (2008, 2009, 2010 and 2011).  The Purchaser and the Company shall provide the Seller a monthly sales report, not later than 15 days after the end of each calendar month, detailing CPE Revenues, related sales activity, and all data necessary or useful in calculating the amount of each Earn Out payment, for so long as the Earn Out is payable.

4	Cancellation

In the event that the Closing Requirements are not fulfilled by July 26, 2007, either Party shall be entitled to cancel this Agreement by written notice. Such cancellation shall be considered as cancellation of all contracts and agreements which the Parties entered into pursuant to the covenants of this Agreement.

III.	REPRESENTATIONS AND WARRANTIES

1	Representations of the Seller and the Purchaser.

Each of the Seller and the Purchaser represents and warrants to the other Party as follows, with effect as of the Closing:

The Seller and the Purchaser have full power and authority to enter into this Agreement, to perform their respective obligations hereunder, to consummate the transactions contemplated hereby, and to make the representations and warranties herein contained. The sale and delivery of the Shares, the execution and performance of this Agreement, and the consummation of the transactions contemplated hereby will, as of the Closing, have been duly authorized by all requisite actions. The obligations of the Parties under this Agreement constitute the legally valid and binding obligations, enforceable against each other in accordance with its terms.

Except the approvals pursuant to Article II. 2.2.2, and filing of notice of transfer of Shares with the Israeli Registrar of Companies, no consent or other authorization of, or filing with or notice to, any person is required by or on behalf of the Seller or the Company or on behalf of the Purchaser in connection with the valid execution or performance of this Agreement or the consummation of the transactions contemplated hereby.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of either party or any of their respective affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

2	Representations of the Seller

The Seller represents and warrants to the Purchaser as follows, with effect as of the date hereof:

2.1	Corporate Existence

The Company is a limited liability company limited by shares duly organized and validly existing under the laws of Israel. The Company has full power and authority to conduct its business and operations as presently conducted.

The Company has not been declared to be in judicial recovery or liquidation proceedings or been subject to other judicial winding-up proceedings, no administrator (court-appointed special administrator) has been appointed in respect thereof and no other circumstances that would require the institution of such proceedings, are existing.

The statutory registers, books, accounts, documents and returns, and any and all other corporate or accounting records of the Company are up-to-date, maintained and, if required, have been filed in accordance with all applicable laws and regulations, except for violations or defaults that could not, either individually or in the aggregate, have a material adverse effect on the financial condition, business, assets or prospects of the Company.

2.2	Capital Stock and Ownership

The Seller assures the Purchaser that the Shares of the Company have been fully paid up, have not been repaid in whole or in part, are free from supplementary contributions and are not encumbered with third-party rights.

2.3	No Conflicts

The execution and performance of this Agreement and the other agreements or documents contemplated hereby by the Seller, and the consummation of the transactions contemplated hereby will (i) not violate, conflict with or result in the material breach of, or constitute a default under, (ia) any provision of the memorandum and articles of association of the Company or the organizational documents of the Seller, (ib) any provision of any law or regulation applicable to the Seller or the Company, or to which any of their respective assets are subject, (ic) any order, judgment, award of any court, tribunal or governmental or regulatory authority applicable to the Seller or the Company, or to which any of their assets are subject, or (id) any agreement or instrument to which the Seller or the Company, or to which any of their respective assets are subject; and (ii) not result in the creation of any lien, encumbrance or any other right of any third party upon any assets of the Company.

2.4	Financial Statements

The Purchaser has examined during Due Diligence the audited balance sheets of the Company for the fiscal years ended on December 31, 2006 and 2005 and the related audited profit and loss statements of the Company for the fiscal years ending on such dates, and all annexes and notes thereto, and the respective audit reports thereto and the not audited year-to-date balance sheet of the Company as of March 31, 2007 and the balance sheet presented on June 28, 2007 (to be updated as of June 30, 2007) and the related profit and loss statements of the Company  (collectively, the "Financial Statements").  The Financial Statements (i) are accurate and present fairly the financial position and the results of operations of the Company at the dates and for the periods to which they relate, (ii) have been prepared in accordance with all relevant laws and regulations, including the rules of the generally accepted accounting principles for the businesses of the Company ("US-GAAP"), each consistently applied throughout the periods presented in the Financial Statements, and (iii) reflect all material liabilities and obligations of the Company, of any nature whatsoever, whether accrued or not, required to be recorded thereon in accordance with US-GAAP.

2.5	Absence of Changes

2.5.1
Except as set forth in the Financial Statements, and the deterioration of the financial condition of the Company of which the Purchaser has been fully informed as a result of both of the conclusions of its due diligence and the information made available by the Seller, to the best of Seller’s knowledge since January 1, 2007, (i) the Company has conducted its business and operations only in the ordinary course and in a manner consistent with past practice, and (ii) no event or condition has occurred or existed, or would reasonably be expected to occur or exist, that individually or in the aggregate, would have or result in a material adverse effect on the business or assets of the Company.

2.5.2
Except as set forth in the Financial Statements or in an Annex hereto, to the best of Seller’s knowledge the Company has (i) not paid any dividend (or been the subject of a shareholder decision authorizing the payment of a dividend), advance on dividend, or other distribution of any capital stock of the Company, or purchased or redeemed, directly and indirectly, any shares of its capital stock (or other equity interest), (ii) not incurred or committed to incur any indebtedness for borrowed money, (iii) not incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation of the Seller or any of its Affiliates, (iv) not forgiven, canceled, waived or released any debt, claim or right against the Seller or any of its Affiliates, (v) not modified, amended or supplemented any agreement or understanding, or any provision or term of any agreement or understanding, with the Seller or any of its Affiliates, (vi) not made any payment, in cash or other assets, to the Seller or any of its Affiliates, other than ordinary compensation in their capacity as officers or employees of the Company and only in accordance and consistent with past practice, (vii) continued to pay its suppliers and receive payments from its clients when due and in the ordinary course and in accordance with sound business practices, (viii) not acquired, transferred or assigned, in any manner whatsoever, any securities or other interests, business, real estate, assets or contracts, and (ix) not modified the terms of employment of any of its employees.

2.6	Real Property

2.6.1	There is no real property owned by the Company.

2.6.2
The Company is a party to one lease, dated December 15, 2006, (the “Current Lease”), for the premises it uses at its registered address. To the best of Seller’s knowledge, under the Current Lease the Company:

-	has valid rights, free and clear of any liens and adverse claims,
-	enjoys peaceful and undisturbed possession,
-	is not in default, and no event has occurred and is continuing that constitutes or would constitute a default in any respect under the Current Lease,
-
has not received any notification relating to (i) an increase in rent or charges other than that resulting from the indexation provision referred to in the relevant Lease, or (ii) a non-renewal of the Current Lease, and

-	has not granted any sub-lease relating to the premises (or any portion thereof) which are the subject of said lease.

In addition, the Company is party to a second lease for premises previously, but no longer, used by the Company for its business operations.

2.7	Compliance with Law and Other Instruments

   To the best of Seller’s knowledge:

2.7.1
Except for violations or defaults that could not, either individually or in the aggregate, have a material adverse effect on the financial condition, business or assets of the Company, and except as otherwise disclosed in a schedule or exhibit to this Agreement, the Company is not in violation of or default under (i) any provision of its memorandum and articles of association or any provision of any applicable law or regulation or judicial determination or (ii) any agreement or instrument to which it is a party.

2.7.2
The Company has all permits, licenses and other authorizations (the "Licenses") that are required for the conduct of its business and operations as presently conducted (including Licenses relating to health and safety matters, environmental protection, pollution control and employee matters), and the Company is, and all times has been, in material compliance with the provisions of the Licenses.  The Licenses are valid and subsisting, and the Company has not received any notice of any proposed withdrawal, revocation, restriction or alteration (in particular by imposition of duties) of the Licenses.

2.8	Intellectual Property

To the best of Seller’s knowledge:

2.8.1
The Company has full, valid and enforceable ownership rights, or valid rights of use as licensee, with respect to, all designs, patents, copyrights, trademarks, proprietary technical information, software, know-how or any other intellectual property rights and all pending applications therefor, which are used by it or necessary to the conduct of or otherwise material to its business and operations, free and clear of all liens or any other right of third parties, except for the Company's obligations towards the Office of the Chief Scientist (the “OCS”) of the Israeli Ministry of Trade, Industry and Labor, pursuant to the Encouragement of Industrial Research and Development Law, 5744-1984 (the "Intellectual Property"). The Company has not taken any action or omitted to take any action which action or omission would waive, or result in the waiver of any of its rights with respect to the Intellectual Property of the Company, including the maintenance of existing registrations and applications and the secrecy of all confidential Intellectual Property. The Seller makes no representation or warranty regarding infringement claims or rights relating to any patent, copyright or other intellectual property of the Purchaser.

2.8.2
There has been no notice, claim or other indication that the rights of the Company in the Intellectual Property are not valid or enforceable.  There has been no notice, claim or other indication that any third party would be entitled to any additional fees or compensation in respect of the Intellectual Property as a result of the consummation of the transactions contemplated by this Agreement.  The Intellectual Property is not, to the knowledge of the Seller, being infringed or attacked or opposed in writing by any Person and no infringement proceedings or other similar proceedings have been commenced nor is there any fact or event which could provide a basis for such proceedings to be commenced. There has been no notice, claim or other indication that the carrying on of its business by the Company infringes any intellectual property right of any other Person, and that the Company uses any intellectual property right belonging to a third Person.

2.9	Contracts and Commitments

To the best Seller’s knowledge, there does not exist any event or condition that, after notice or lapse of time or both, would constitute a default under any material Contract by the Company. To the knowledge of the Seller or the Company, none of the rights of the Company under any material Contract will be subject to termination or modification as a result of the transactions contemplated by this Agreement, and no other party to any material Contract would be entitled to any additional fees or payments as a result of the consummation of the transactions contemplated by this Agreement.

2.10	Transactions with Affiliates

2.10.1	Except as set forth in the Financial Statements, and to the best of Seller’s knowledge:
-
the Company has not directly or indirectly, acquired any asset or obtained any service from, or disposed of any asset or furnished any service to, or entered into any agreement, commitment or understanding with, (i) its Affiliate, or (ii) any director, officer or employee of the Seller or any of its Affiliates, and

-
none of the persons named in clause (i) or (ii) of the preceding sentence, directly or indirectly, (x) owns any interest in any asset used or held for use in connection with the business and operations of the Company, (y) owns any interest in a supplier, customer or competitor of the Company, or serves as an officer, director or employee of any supplier, customer or competitor of the Company, or (z) has received any loan from or is otherwise a debtor of, or made any loan to or is otherwise a creditor of, the Company.

2.11	Litigation

Except as disclosed in Annex 3 hereto, here are no actions, proceedings and investigations pending or, to the knowledge of the Seller or the Company, threatened against or involving the Company before any court, tribunal or governmental authority, that involve or would involve the expenditure by the Company of more than USD 5,000 or are reasonably expected to result in an injunction against the Company. There are no outstanding orders, judgments, decrees or injunctions issued by any court, tribunal or governmental authority against the Company or any of its assets.

2.12	Taxes and Social Charges

To the best of Seller’s knowledge:

2.12.1
The Company has correctly and timely filed all returns or other documents relating to Taxes and Social Charges required to be filed by the Company, and all such returns were correct and complete in all material respects; the Company has not requested or obtained any extension of time to file any such return.  The

Company has duly and timely paid all Taxes and Social Charges that are or have been due and payable by the Company and has duly accrued all Taxes and Social Charges which are not yet payable. The Company has established adequate reserves on the balance sheet of the Company at the Effective Date included in the Financial Statements for payment for Taxes and Social Charges by the Company relating to periods (or portions thereof) for which a return was required to be filed, for Taxes and Social Charges that are not then due or payable and has established adequate reserves for Taxes and Social Charges relating to subsequent periods as of the date hereof.

2.12.2
The Company has duly and timely withheld all Taxes and Social Charges required to be withheld in connection with its business and operations (including regarding the compensation of its employees), and such withheld Taxes and Social Charges have been either duly and timely paid to the appropriate governmental authorities or properly set aside in accounts for such purpose. There are no pending claims for Taxes or Social Charges for which the Company is or may become liable or which may result in a lien upon the assets of the Company, and to the knowledge of the Seller, no such claim is threatened. The Company is not currently under examination by any governmental authority with respect to Taxes or Social Charges.  The Company has not been contacted by or is currently corresponding with any governmental authority with respect to the requirement to file Tax returns and/or pay any Taxes or Social Charges. No waivers of any statute of limitations have been given to or requested by any governmental authority for the Company.

2.12.3
For the purpose of this Agreement, "Taxes" means any income, receipts, value-added, transfer, registration, business, franchise, profits, capital withholding, payroll, employment, property or customs tax, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any governmental authority, or liability for the payment of any of the foregoing (including as a result of any obligation to indemnify any other Person with respect to any of the foregoing). "Social Charges" means any social security, unemployment, retirement, healthcare, family benefits or other charges or contributions, to the extent any of the foregoing are required by applicable laws, regulations or collective bargaining agreements or have otherwise become an entitlement of the employees of the Company and involve mandatory contributions by the employer.

2.12.4	Results of Tax Examinations

In the event that a tax examination regarding the period until Effective Date will result into supplementary claims for Taxes and Social Charges higher than already recognized in the balance sheet at the Effective Date, the Seller shall be reliable for all such supplementary claims.

2.13	Labor Related Matters

2.13.1
During the period December 31, 2005 through the date hereof, the Company has not experienced any collective labor dispute, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or collective resignation, and there is no complaint pending or, to the knowledge of the Seller, threatened against the Company by any of its respective past or present employees, trade unions or other representative labor bodies, which could have or result in an adverse effect on the financial condition, business, assets or prospects of the Company.

2.13.2
The Company has complied with all requirements pursuant to applicable laws and regulations, and the applicable collective labor agreements, with respect to employee representation, including those provisions relating to the organization of elections for a workers' council and the election of employees' representatives.

2.13.3
The Company employs 23 employees. The terms and conditions of employment of all such employees do not provide for benefits of any kind to employees, including advance notice of departure or departure payments, in excess of those required by the relevant laws, regulations and the applicable collective labor agreements, other than benefits or other terms of employment that are described in employment contracts or other materials provided to Purchaser in response to Purchaser’s due diligence request.

2.13.4
The Company has not adopted an incentive agreement or a profit sharing scheme, other than a mandatory scheme, for its employees, legal representatives or directors and has not entered into any contract with such persons which would allow them to acquire any rights over shares of the Company.

2.13.5
The Company has no obligations of any nature in connection with the retirement (including early retirement) of its employees or former employees except for those obligations which are (i) fully and adequately covered by insurance policies and/or (ii) completely and accurately reflected in the Financial Statements as at the respective dates thereof and in the books of the Company for subsequent periods as of the date hereof.

2.14	Subsidies

To the best of Seller’s knowledge:

The Company has applied for, received and used public subsidies only in accordance with applicable laws, regulations and orders from governmental or other authorities.  No repayment of any such subsidies will become due, and none of the rights of the Company under such subsidies will be subject to termination or modification, as a result of the consummation of the transactions contemplated hereunder.

2.15	Disclosure

The Purchaser has carried out a technical, financial, business and legal Due Diligence prior to Closing. The Seller’s representations and warranties only count for those documents, facts or events that have not been disclosed to the Purchaser during Due Diligence despite his request, unless the Parties expressly agreed on exceptions. However, if prior to the Closing the Purchaser discovers facts or circumstances during Due Diligence that have not been expressly disclosed by the Seller but that would give rise to a breach of representation or warranty by the Seller, Purchaser shall promptly, and in any event prior to Closing, inform the Seller of those facts or circumstances.

IV.	ADDITIONAL COVENANTS

1	Non Competition

1.1
Commencing on the Closing, and until the second anniversary thereof, the Seller shall not, and shall not cause its Affiliates to, directly or indirectly engage in any research and development or manufacturing activities conducted by the Company on the date hereof relating to all products.

1.2
Commencing on the Closing the Seller shall not, and shall not cause its Affiliates to, directly or indirectly engage in sale, distribution, marketing and services of products that may compete with the Purchaser’s FWA products (iGate and vGate product lines).

1.3
Commencing 15 months after the Closing the Seller shall not, and shall not cause its Affiliates to, directly or indirectly engage in sale, distribution, marketing and services of products that may compete with the Company’s products, in addition to the Purchaser’s FWA products, (the “Competitive Products”), provided that:

1.3.1	The Seller may sell and distribute Competitive Products as part of a customer solution based on, or substantially incorporating, products of the Purchaser or the Company;

1.3.2	The Seller may sell and distribute Competitive Products that are after-market or used equipment manufactured by Cisco Systems or its affiliates (the “Cisco Equipment”);

1.3.3	The Seller may sell additional Competitive Products with the Purchaser’s prior written consent;

1.3.4
All restrictions on competition under this Section 1.3 and Section 1.2 shall terminate upon termination of the Seller’s exclusive distribution and sale rights pursuant to the Partner Contract, and shall only be effective within the geographic regions of exclusivity as in effect pursuant to the Partner Contract. The Parties agree that in this case the Marketing Subsidy will be terminated.

2	No Solicitation

Commencing on the Closing and until the second anniversary from the date thereof, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) induce any employee of the Company to terminate employment with the Company, and (ii) either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is employed by the Company, unless such person shall have ceased to be employed by the Company at least six months prior to the time such offer of employment is extended.

3	Public Announcements

From and after the date of this Agreement, each Party agrees to obtain the approval of the other Party prior to issuing any press release, written public statement or announcement with respect to the transactions contemplated by this Agreement; provided, however, that the provisions of this Article 3 shall not prohibit either Party from making any such release, statement or announcement if, upon advice of counsel, such Party feels confident that it is required to do so under any applicable law or regulation, and such Party shall use reasonable efforts to consult with and obtain consent of the other Party with respect to the terms and conditions of such release, statement or announcement prior to making such release, statement or announcement.

4	Confidentiality of Information

4.1
The Seller shall not, and shall cause its Affiliates, the Company, and their respective employees, representatives and agents not to, use for any purpose or disclose to any person any proprietary information relating to the Company, its business and operations, or any of its assets, except as required by applicable laws or regulations. In the event the Seller is required to disclose any such information under any law or regulation, the Seller shall promptly notify the Purchaser of such requirement so that the Purchaser may seek an appropriate order in summary proceedings.

4.2
The parties to this agreement shall be obliged, to keep all confidential information linked to this business relation or the other parties and their activities strictly confidential for an unlimited period. Besides business organisation and structures this confidentiality rule applies particularly to information marked as confidential (or “vertraulich”), all financial information of either party that has not been publicly release (by earnings announcement or public filing), or information that is obviously company or business secrets.

4.3
Unless the purpose of this agreement or the law demands otherwise, the parties to this agreement shall not pass any information, documentation or declarations to third parties. Affiliated companies in the sense of § 271 clause 2 HGB (German Commercial Code) are not considered third parties in this sense. Confidential information shall be deemed to contain material non-public information regarding the parties or their subsidiaries or affiliates, and, in addition to other obligations hereunder, the party receiving such information agrees not to disclose or use the information in violation of the (U.S.) Securities Act of 1933 or the Exchange Act of 1934.

5	Approvals and Consents

The Seller and the Purchaser shall cooperate to give all notices and obtain as soon as reasonably practicable all approvals, consents and waivers from governmental departments and agencies or from any other third parties required or deemed necessary or beneficial for consummation of the transactions contemplated by this Agreement. Without derogating from the aforesaid, Purchaser shall provide Seller with an undertaking towards the OCS, as shall be required in order to receive the OCS' consent to the transfer to Shares hereunder.

6	Right to Use Certain Marks, Logos and Corporate Name

The ownership of all trademarks, service marks, brand names or trade, corporate or business names of the Seller or any of its Affiliates bearing the words "IP Gear" or the logo currently used by the Company in connection therewith (the "Seller's Marks") shall be transferred to the Purchaser, unless it is an integral part of the Company’s assets. The Purchaser shall grant an irrevocable, license to the Seller, exclusive within North America and any additional territory of exclusivity under the Partner Contract, to use the Seller’s Marks on stationery, equipment, web, invoices, receipts, forms, packaging, advertising and promotional materials, products, software or like materials (the "Marked Materials") after Closing, in relation to the sales and marketing of the existing IP Gear, Ltd. product lines within the scope of the Partner Contract.  In addition, the Purchaser shall grant an irrevocable, nonexclusive license to the Seller, effective until such time as the Purchaser shall have paid to the Seller all of the Minimum Earn Out payment, to use the Seller’s Marks on the Marked Materials in relation to the Seller’s sales and marketing of telecommunications and networking equipment and services, without restriction based on territory or product.
7	Payment of Increased OCS Royalties

7.1
“Penalty” means, with respect to any royalty payment due to the OCS by the Company or the Purchaser, pursuant to the Encouragement of Industrial Research and Development Law, for amounts granted to the Company prior to the Effective Date, the increase in the royalty payment resulting from conducting product manufacturing activities outside the state of Israel, as compared to the royalty payment that would have been required if the manufacturing activities had not been conducted outside of Israel.  “Penalty” shall not include any other amounts, including without limitation amounts payable as a result of moving intellectual property outside of Israel or conducting research and development activities outside of Israel.

“Prior Penalty” means any Penalty which has been caused by contravention of the Industrial Research and Development Law prior to the Closing, even though the contravention emerges after the Closing.

“Future Penalty” means any Penalty which will be caused by contravention of the Industrial Research and Development Law after the Closing.

7.2
As to Prior Penalties, the Seller shall reimburse the Purchaser or the Company for 100% of any Penalty paid by the Purchaser or the Company (a “Reimbursement Payment”). The Seller shall not be liable for any amounts payable to the OCS as a result of a settlement or compromise between the

Company or the Purchaser and the OCS unless the Seller has first approved the terms of the settlement or compromise.

7.3	As to Future Penalties, the Seller shall not be liable for any Reimbursement Payments.

7.4
The parties agree to make best efforts to cooperate in negotiating with the OCS to minimize or recharacterize any Penalty amounts in order to accommodate the Purchaser’s or the Company’s manufacturing plans.

V.	INDEMNIFICATION

1	Seller’s Indemnification Obligations

Unless expressly described otherwise in this Agreement, the Seller shall defend, indemnify and hold harmless each of the Purchaser, its Affiliates, the Company, and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Purchaser’s Indemnities") from, against and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements reasonably incurred in defending any of the foregoing or in asserting, preserving or enforcing any rights under this Agreement), whether or not resulting from third-party claims, as determined by a final judgment (each of the foregoing a "Loss", and collectively "Losses"), arising out of or as a result of:

1.1	any material inaccuracy of any representation or warranty made by the Seller in this Agreement;
1.2	any material breach of any covenant or obligation of Seller in this
Agreement; and
1.3
any catastrophic warranty or similar warranty claim, action, litigation, investigation or proceeding arising out of the sale or service of any goods or products by the Company prior to the date hereof, to the extent that, with regard to the foregoing paragraph 1.1 the Seller has acted, and with regard to the foregoing paragraph

1.2, the Seller has not reflected any risk in the Financial Statements, intentionally or with gross negligence.

2	Purchaser’s Indemnification Obligations

The Purchaser shall defend, indemnify and hold harmless each of the Seller, its Affiliates, the Company, and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Seller’s Indemnities") from, against and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements reasonably incurred in defending any of the foregoing or in asserting, preserving or enforcing any rights under this Agreement), whether or not resulting from third-party claims, and ascertained by an official authority (each of the foregoing a "Loss", and collectively "Losses"), arising out of or as a result of any material breach of any covenant or obligation of the Purchaser in this Agreement or any material inaccuracy of any representation or warranty made by the Purchaser in this Agreement.

3	Administration of Claims

In the case of any claim asserted by a third party against any Indemnitee, notice shall be given by the Indemnitee to the other Party promptly after such Indemnitee has actual knowledge of any claim as to which indemnity may be sought, and the Indemnitee shall permit the other Party (at the other Party's expense) to assume the defense of any claim or any litigation resulting therefrom. In any event, the Seller and the Purchaser shall cooperate in the defense of any claim or litigation subject to this Article 3 and the records of each shall be available to the other with respect to such defense.

4	Limitation on Seller’s Indemnification Obligations

4.1
Neither Party shall make a claim against the other Party for indemnification under Article V. 1 and 2 (except for claims for indemnification with respect to the representations and warranties set forth in Article III. 2.12) unless and until the amount of each Loss for which indemnification is sought exceeds a threshold amount of USD 10,000, it being understood that if the aggregate amount of

Losses exceeds such threshold, the threshold shall not act as a deductible, and the Seller's indemnification obligation shall extend to the entire aggregate amount of the Loss.

4.2	Each Party’s aggregate liability under this Article V. shall be limited to the amount that is equal to the Closing Consideration.

VI.	Further Cooperation

1	Sales Cooperation

1.1
Partner Contract. At the Closing the Parties shall enter into a separate “Partner Contract” regarding the Sale and Marketing of TELES Group Products within the “North American” Market (in the form attached as Annex 2).

1.2
Inventory Credit Line. In connection with the above mentioned Partner Contract the Purchaser shall grant the Seller a revolving line of credit for inventory orders in the initial amount of USD 200,000. The inventory credit line shall be increased monthly, to an amount equal to the revenues made by the Seller during the 60 days preceding the end of each month, but up to a maximum of USD 500,000 (terms and conditions are set out in the Partner Contract attached as Annex 2).

1.3
Marketing Subsidy. In consideration of the collaboration between the Parties within the above mentioned Partner Contract, the Purchaser shall grant to the Seller an additional marketing subsidy (non-repayable) in the amount of USD 200,000 per annum for a period of two years, payable at the commencement of each annum, whereby the payment of any amounts shall be subject to the prior approval of the Purchaser. A prolongation for a third year shall be agreed on the basis of the revenues (terms and conditions are set out in the Partner Contract attached as Annex 2).

2	Loan Agreement

2.1
In consideration of the collaboration between the Parties within the Partner Contract, the Purchaser shall provide a line of credit to the Seller of USD 1,000,000 pursuant to a separate loan agreement to be signed within 20 days after the Closing.  The loan agreement shall have a period of validity of four years, in which the Seller is obliged to redeem the loan in 12 quarterly installments, starting after the first year. The Parties agree on a fixed interest rate of 7% per annum.

2.2
The Parties agree that the Purchaser shall under no circumstances be treated worse than all other current or future lenders (except for revolving trade credits) regarding reimbursement or the provision of securities.

2.3
The Seller shall be obliged to provide to the Purchaser unaudited preliminary monthly information of financial situation (profit and loss statement, balance sheet, cash flow), prepared in accordance with GAAP, not less than 15 days after the end of each month. In the event of an important deterioration of the financial situation (current debt to equity ratio less than 30%), the Purchaser shall have a right to demand an adjustment of the securities and a loan acceleration right.

VII.	MISCELLANEOUS

1	Entire Agreement, No Waiver

This Agreement (including the Annexes hereto) constitutes the sole understanding of the Parties with respect to the subject matter hereof. This Agreement (including the Annexes hereto) supercedes all prior declarations, negotiations, undertakings, oral or written communications, acceptances, understandings or prior agreements between the Parties relative to the provisions to which this Agreement applies or which it lays down, including without limitation the Preliminary Agreement dated July 18, 2007, among the Parties. This Agreement may only be modified, expanded or added to by a written agreement executed by the parties. No waiver by any party of any breach of any provisions hereof shall be effective or enforceable unless in writing signed by the waiving party.

2	Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, the validity and the enforceability of the remainder of this Agreement shall not be affected provided that the Parties shall replace the provision in question with one or several valid provisions which can be enforced and are as close as possible to the intent and purpose of such invalid of unenforceable provision.

3	Governing Law and Jurisdiction

This Agreement shall be governed in all respects, including as to validity, interpretation and effect by the laws of Germany. The Parties hereby submit to the jurisdiction of German courts. Notwithstanding the foregoing, the Purchaser is also entitled to take the Seller to court at the place of the Seller’s registered office.

4	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.  Except as provided in Article V. with respect to indemnification of any Indemnitee hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

5	Notices

Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party hereto shall be in writing and sent by registered mail with return receipt or by fax or by telex confirmed by registered mail with return receipt, addressed as follows:

If to Purchaser:

TELES AG Informationstechnologien
Vorstand
Ernst-Reuter-Platz 8
10587 Berlin
Germany

Attention: Olaf Schulz

If to the Seller:
New World Brands Inc.
340 W. 5th Avenue
Eugene, OR 97401

Attention: M. David Kamrat

or at such other address for a Party as shall be specified by like notice. Any notice which is sent in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder).

6	Expenses and Taxes

Each Party shall pay all its own costs and expenses incident to this Agreement and the transactions contemplated by this Agreement, including legal and accounting fees and expenses. The Purchaser shall be liable for and pay (and shall indemnify and hold harmless the Seller against) all fees, taxes or other governmental charges of any nature due in connection with the transactions contemplated by this Agreement.

7	Translations

If this Agreement is translated into any language other than English, the English version shall control and shall prevail on any question of interpretation.

8	Execution Copies

This Agreement shall be executed in two original copies, each of which shall be an original.
IN WITNESS WHEREOF, the Parties have duly executed this Preliminary Agreement as of the day and year first above written.

/s/ M. David Kamrat                                                                     /s/ Olaf Schulz
New World Brands, Inc.                                                                                              TELES AG Informationstechnologien
By: M. David Kamrat, CEO                                                                                          By: Olaf Schulz, CFO

Enclosures

Annex 1                      Schedule of Seller’s Claims towards the Company as of June 30, 2007
Annex 2                      Partner Contract
Annex 3                      Schedule of Litigations
Annex 4                      Financial Statements

Annex 1 to Share Sale and Purchase Agreement

Waiver of Claim to Amounts Owed by IP Gear, Ltd. to New World Brands
As At June 30, 2007

New World Brands, Inc., hereby declares toward and in favor of IP Gear, Ltd., subject to limitation as provided below, a complete waiver of claims for repayment of the loans, credits, open account terms, receivables from goods and services, bills of exchanges and other receivables, listed in this Annex 1, including interest.

A.	Long term Debt to New World Brands(Qualmax)

GL Code	Amount (NIS)	Amount (USD)

741925	10,801,898.77	2,542,221.41

New World Brands Waives claim to the full amount listed above in GL Code 741925 per the financial records of IP GEAR LTD

B.	Short Term Debt to New World Brands

GL Code	Amount (NIS)	Amount (USD)

751405	531,125.00	125,000.00

New World Brands Waives claim to $107,500 of the amount listed above in GL Code
751405 per the financial records of IP GEAR LTD and retains claim to the remainder pursuant to section 1.3 of the Purchase and Sale Agreement

/s/ M. David Kamrat
M. David Kamrat, CEO
New World Brands, Inc.

ANNEX 2 TO SHARE SALE AND PURCHASE AGREEMENT

Partner Contract

between

TELES AG Informationstechnologien,
Ernst-Reuter-Platz 8, 10587 Berlin, Germany
legally represented by the Management Board

hereinafter „TELES“

and

New World Brands, Inc. dba IP Gear,
340 W. 5th Avenue, Eugene, OR 97401, USA
legally represented by

- hereinafter „PARTNER“

1.1	Preamble

TELES is a telecommunication vendor.

The Partner acts in the area of North America as a Partner/broker for telecommunications products and further related services.

TELES and the Partner wish to enter into an agreement for the promotion, marketing, sale and support of
TELES’ infrastructure products.

Therefore the parties agree as follows:

1.	Appointment, Territory

a)
TELES hereby appoints the Partner and the Partner accepts to act as TELES’ exclusive Distributor for the TELES products IP/TDM (iSWITCH product line), NGN (MGC product line), CPE (VoIPBOX family, VoIPGATE), FWA (iGATE, vGATE) and the IP Gear product line, any modifications, upgrades, and future generations of such products (hereinafter “the Products”), including products of any subsidiary or affiliate of TELES, in North America (hereinafter "the Territory," and “North America” defined as the United States, Canada, Mexico, all Caribbean Nations, Guatemala and Honduras) subject to and in accordance with the terms and conditions of this agreement. In addition, TELES hereby appoints and the Partner hereby accepts appointment as TELES’ non-exclusive Partner for sale of the FWA Products in South America, also subject to and in accordance with the terms and conditions of this agreement. TELES’ products to be sold by global players or as OEM in the Territory, will not be considered as a breach of the exclusivity. TELES agrees to make all reasonable efforts to prevent other resellers from selling to subsidiaries or other affiliates of North America-based customers, except global players and OEM. It is recognized that the Partner will be seeking to sell the Products to sub-distributors and VARs as well as end-users. When the Partner has identified a potential customer that is a sub-distributor or VAR, the Partner shall provide TELES written notification as to the potential customer’s name, principal business location, and corporate jurisdiction. If TELES does not object in writing to the potential customer within ten (10) days after receiving the Partner’s notice, the potential customer shall be considered approved by TELES for future sales by the Partner. Exclusivity for the Partner is subject to the terms and conditions set forth in Exhibit A. In the event that Partner’s exclusivity within the Territory terminates, this Partner Contract shall not terminate but shall be considered an appointment as a nonexclusive Partner within the Territory.

b)
As a TELES Partner, the Partner shall purchase the Products from TELES, maintain stocks of the Products, act as an independent contractor and shall sell the Products and provide product support to its customers in its own name and for its own account. Except as permitted by this Agreement, the Partner shall not authorize any other person or entity to be a sub-distributor of any Products without TELES’ written consent. The Parties are open to discuss about private labelling in the future against additional payment. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation for or on behalf of or in the name of the other.

c)
The Partner agrees at its best efforts and at its cost to actively and diligently promote and increase the sale of the Products throughout the Territory by all legal and ethical means, including advertising, demonstration of models, processing of orders and customer complaints and through distribution of technical literature, catalogues, brochures and advertising materials issued by TELES. The Partner agrees to maintain a sufficient number of qualified personnel for such purpose.

2.	Prices, Payment Terms

a)
All prices of the Products in the price list of TELES (price list attached as Exhibit B) are EXW Berlin (Incoterms 2000) and may be amended or replaced by TELES at its own discretion from time to time with 60 days prior written notice.  The Partner’s cost for the Products shall be 50% discount from MSRP for FWA products, and 35% discount from MSRP for CPE and NGN products.

b)	The total amount of the purchased Products plus potential VAT is due and payable in €, fixed as of the date of delivery, within 60 days after delivery to Partner.

c)	Payments for services are due and payable 30 days after completion of the service provision and receipt of an invoice.

d)
In order to facilitate the fulfilment of the financial obligations resulting from this contract, TELES shall grant the Partner a credit line in the initial amount of maximum USD 200,000 (accumulated outstanding debts from any order). On a monthly basis, the credit line shall be increased up to the total revenues made by the Partner during the preceding 60 days, up to a maximum credit line of USD 500,000.

3.	Order Placement, Delivery

a)	The Partner’s purchase orders must contain all required and correct information, reference this agreement and be signed by an authorized representative of the Partner.

b)
TELES will not be bound by any purchase order for the Products placed by the Partner until such purchase order has been accepted in writing by TELES, which shall not be entitled to accept or reject any such order at its sole discretion without reasonable cause.

c)	As long as the Partner is in default of payment, TELES is entitled to withhold the processing of further orders of the Partner in spite of an order acknowledgement without falling behind.

d)
TELES shall deliver ex works (Incoterms 2000) on the agreed date or, alternatively, on a date of which the Partner is advised at prior notice. The standard delivery time will be 4-6 weeks for normal quantities and 2-3 weeks against forecast of the Partner.

e)
TELES and the Partner may agree, on a sale-by-sale basis, to provide the Partner with price, quantity and delivery terms fixed for a period of time in relation to specific sales opportunities of the Partner, pursuant to a provisional purchase order plan to be developed by TELES and the Partner.

4.	Inventory

The Partner is required to carry an inventory of adequate supply of Products, accessory products and documentation for use with such Products.

5.	Business Plan, Joint Marketing Activities

a)
Partner shall submit to TELES a yearly business plan and a quarterly business plan, which shall include sales forecast updates. The initial business plan for the first year, containing the expected revenue in USD for the first year shall be developed cooperatively by TELES and the Partner, and it is expected that the initial business plan will be revised by TELES and the Partner during the first year. The Partner’s minimum sales target for the initial period of 15 months shall be USD 1 million, and shall be increased by 15% for each 12 month period thereafter. For purposes of this section 5 sales during a period shall be calculated as the total sales of Products to end-users in the Territory (not stock) by the Partner during the sales period.

In the event the Partner does not reach its projected sales targets within any targeted time but achieves at least 70% of the target, then the Partner shall have six months to catch up in the following time period without prejudice to that time period’s commitments; otherwise he immediately will lose any granted exclusivity. In the event that exclusivity is lost after the expiration of the above periods, the Partner may regain exclusivity, upon approval by TELES, if at the end of the following period the Partner has achieved the cumulative sales targets for all prior periods.

b)
The parties shall mutually agree on joint marketing activities on a case by case basis. TELES undertakes to bear 50% of the costs for marketing activities of the Partner for TELES products if those marketing activities are approved by TELES in advance, but only up to a yearly amount of maximum 5% of the yearly turnover the Partner makes with TELES’ Products.

In addition, TELES shall grant to the Partner an additional marketing subsidy (non-repayable) in the amount of USD 200,000 per annum for a period of two years, whereby the payment of any amounts shall be in accordance with the business or marketing plan developed cooperatively by TELES and the Partner and only after prior approval of TELES on a case by case basis. An additional marketing subsidy of USD 200,000 shall be granted in the third year, provided the Partner achieves a USD 2 million sales target in the second year.

6.	Stock

Within thirty (30) days of signing this Contract the Partner agrees to order the minimum stock as stipulated in Exhibit E, to be agreed upon by the parties promptly after closing.

7.	Reports

a)	The Partner shall submit details of its customer (name, location, jurisdiction, and nature of business) with each order.

b)	Further the Partner undertakes to submit to TELES a monthly report about the purchase orders submitted in the respective month until the 20th day of the following month.

8.	TELES’ Corporate Identity

The Partner shall always coordinate his production of marketing material with TELES before publication in order to keep the corporate identity of TELES and to avoid misrepresentations in product descriptions.

9.	Training and Support

a)
TELES undertakes to hold a sales training for the employees of the Partner for free. All transportation, travelling, accommodation and further expenses relating to those attending the sales training shall be borne and paid by the Partner.

b)
TELES undertakes to hold at TELES’ training room in Berlin initial technical training plus periodical update training sessions for the employees and customers of the Partner at intervals convenient to both parties for free. All transportation, travelling, accommodation and further expenses relating to those attending the training sessions shall be borne and paid by the Partner.

c)	The training for the Partner’s technicians shall be regularly made in TELES’ facilities, but it could also be arranged for on-site training according to the price list.

d)	Standard service is available on business working hours, but we can also provide contracts for 24/7 availability upon request.

10.	Further Duties of the Partner

The Partner shall make the best effort to never misrepresent the goods and services offered by TELES and to never jeopardize or otherwise threaten TELES’ customer relations in any way. For this purpose the Partner shall in particular:

a)
always observe all rules and laws enacted by state, regional or professional bodies that are relevant for the purposes of this agreement and valid for the region for which this agreement is affective, incl. customs regulations;

b)
not, without prior written approval by TELES, assure a customer of technical conditions and/or capabilities of TELES products beyond the technical specifications made in the data sheets. All financial detriments arising out of such assurances given by the Partner without a prior written approval by TELES shall be chargeable to the Partner;

c)
keep and treat all TELES property with appropriate care and return such goods upon TELES’ request in the same condition as received, apart from foreseeable wear and tear. This applies in particular to documents relating to TELES’ products. All such goods remain TELES’ property as long as no other agreement on such goods becomes effective;

11.	Warranty

a)	TELES grants to the Partner a warranty for a period of 15 months after Product delivery.

b)
Besides this the respective regulations of TELES’ General Terms and Conditions for Sales, in the form attached hereto, apply, but to the extent that those Terms and Conditions are inconsistent with this Agreement the provisions of this Agreement shall control.

c)
TELES represents and warrants to the Partner that TELES is the exclusive owner of the Products and all right, title and interest in and to all intellectual property rights therein and has the right to appoint the Partner and grant the rights relating to the Products pursuant hereto without violating any rights of any third party, that no third party holds any license or other rights of use in relation to the Products inconsistent with the appointment of Partner and grant of rights herein or performance by TELES and the Partner pursuant hereto, and that there is currently no actual or threatened suit by any third party based on an alleged violation of such rights by TELES or any of its affliates or other partners.  TELES hereby agrees to indemnify and hold harmless the Partner from any claims that the Products, or any portion thereof, infringes upon the intellectual property rights of any third party.

12.	Liability

a)
In case of slight negligence TELES, including his representatives or vicarious agents, shall be liable only if he has breached a material contractual duty (cardinal obligation). In any such case and in case of impossibility of performance, which he is answerable for, however TELES shall be only obligated to provide compensation for the damage typically occurring. In any other case of slight negligence TELES’ liability shall be excluded. This shall, in particular, be true for loss of data and any other indirect or consequential damages, as well as for loss of profit.

b)
Besides this the respective regulations of TELES’ General Terms and Conditions for Sales apply, but to the extent that those Terms and Conditions are inconsistent with this Agreement the provisions of this Agreement shall control. Nothing in this section 12 shall limit or exclude TELES’ warranty obligations pursuant to section 11.

13.	Product Changes, Discontinuation of Products

a)
TELES shall have the right to modify, alter or improve any or all of its Products and shall also have the right to discontinue specific Products according to its EOL Policy.  In the event that Products in the Partner’s stock are discontinued, TELES shall accept a return of any such stock and grant to the Partner a full credit for such Products, but only for the Products in stock that were purchased and delivered within the last two months.

b)	The Partner undertakes not to modify, alter, improve, disassemble, recreate, reverse engineer, copy or generate any of the Products or try to discover the source code of any software included therein.

c)	TELES has no obligation to offer or sell to Partner any Product lines not listed in the current price list or to modify Products.

14.	Customers

TELES may also from time to time direct the Partner not to approach certain existing customers of TELES, and the Partner shall follow such directions and instructions of TELES without having any claim against TELES. In the event that TELES decides to sell Products directly to a customer introduced to it by the Partner or located or headquartered in the Territory, the parties shall decide on a case by case basis whether and when in what amount a commission shall be payable by TELES to the Partner, provided that TELES shall not directly sell any Products in the Territory unless the Partner is paid a commission for such sale, which amount will be mutually agreed upon on a case by case basis..

15.	Confidentiality

a)
The parties to this agreement shall be obliged, to keep all confidential information linked to this business relation or the other party and its activities strictly confidential for an unlimited period. Besides business organisation and structures this confidentiality rule applies particularly to information marked as confidential (“vertraulich”) or information that is obviously company or business secrets.

b)
Unless the purpose of this agreement or the law demands otherwise, the parties to this agreement shall not pass any information, documentation or declarations to third parties. Affiliated companies in the sense of § 271 clause 2 HGB (German Commercial Code) are not considered third parties in this sense. Confidential information shall be deemed to contain material non-public information regarding the parties or their subsidiaries or affiliates, and, in addition to other obligations hereunder, the party receiving such information agrees not to disclose or use the information in violation of the (U.S.) Securities Act of 1933 or the Exchange Act of 1934.

16.	Term, Termination

a)
This contract is valid for an initial term of 39 months starting with the signing of this contract. It automatically shall be prolonged for 12 more months at a time, unless it is terminated by either party in writing at least two months prior to the end of the term. In addition, the Partner shall have the right to extend the term of this contract for up to three (3) additional terms of twelve (12) months each pursuant to new mutually agreed sales targets. A purchase order accepted by TELES prior to the termination of this agreement shall not be affected by the termination but shall be carried out as stipulated.

b)
An extraordinary termination is possible in case of a substantial breach of this agreement which is not cured by the breaching party within a reasonable time after notification of breach from the other party.

c)
For a period of 12 months after termination of this contract if any Products are sold to a purchaser that was a customer of the Partner during the term of the contract or had been identified in writing by the Partner as a potential customer during the 12 months prior to termination, the Partner shall be paid a commission for such sale in an amount the parties shall mutually agree upon, but unless otherwise agreed not less than ten percent (10%) of the net revenue for the Products sold to the customer, but only under the condition that these customers were stated in the Partner’s monthly report.

17.	TELES’ General Terms and Conditions

Besides the above regulations TELES’ General Terms and Conditions for Sales apply (Exhibit F).

18.	Miscellaneous

a)
This contract constitutes the entire agreement between the parties concerning this matter and supersedes all prior understandings and agreements. There are no oral or written additional agreements to this agreement. Written form is required for modifications or supplementations of this contract.

b)
Exclusive venue for any dispute between the parties arising out of or relating to this Agreement shall be determined as follows, regardless of the place of execution or performance, and regardless of the venue in which a claim or counterclaim is first filed: venue for any action brought by TELES against the Partner, and for any counterclaims or cross claims related thereto, shall be in the US Federal District Court for the District of Oregon, or, if Federal jurisdiction is not available, the circuit courts in the State of Oregon, USA; venue for any action brought by the Partner against TELES, and for any counterclaims or cross claims related thereto, shall be in the courts of Berlin, Germany.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which venue is determined pursuant to this Section 18(b), as such laws apply to a contract made and performed in such jurisdiction, without regard to conflicts of law provisions, and with exclusion of the CISG. If this Agreement is translated into any language other than English, the English version shall control and shall prevail on any question of interpretation.

c)
The legal invalidity or ineffectiveness of a clause in this agreement shall not affect the validity of the remaining clauses. The parties shall be obligated to replace the invalid or ineffective clause by a valid clause that comes closest to the intended economic meaning and the contractual purpose.

Berlin, 26 July, 2007                                                                                       Eugene, July 26, 2007

/s/ Olaf Schulz                                                                                /s/ M. David Kamrat
TELES AG                                                                                       New World Brands, Inc.
By: Olaf Schulz, CFO                                                                                     By: M. David Kamrat, CEO

Exhibits:
- Exclusivity
- Partner’s price list
- Inventory List
- Initial Business Plan
- Minimum Stock List
- TELES Terms and Conditions for Sales
- List of special discounts

Exhibit A: Exclusivity

TELES agrees not to appoint any further Distributors, resellers or other agents for sale of, and not to sell, or permit or suffer to be sold, the Products in the Territory for the duration of this contract, under the following conditions:

To maintain exclusivity the Partner must meet and continue to meet the minimum sales targets described in Section 5(a).

2.1
Commencing on the closing of this contract the Partner shall not, and shall not cause its Affiliates to, directly or indirectly engage in sale, distribution, marketing and services of products that may compete with the TELES’ FWA products (iGate and vGate product lines).

2.2
Commencing 15 months after the closing of this contract the Partner shall not, and shall not cause its Affiliates to, directly or indirectly engage in sale, distribution, marketing and services of products that may compete with the IP Gear’s products, in addition to the TELES’ FWA products, (the “Competitive Products”), provided that:

2.2.1  The Partner may sell and distribute Competitive Products as part of a customer solution based on, or substantially incorporating, products of TELES or IP Gear Ltd.;

2.2.2  The Partner may sell and distribute Competitive Products that are after-market or used equipment manufactured by Cisco Systems or its affiliates (the “Cisco  Equipment”);

2.2.3  The Partner may sell additional Competitive Products with TELES’ prior written consent;

2.2.4  All restrictions on competition under Section 2.1 and this Section 2.2 shall terminate upon termination of the Partner’s exclusive distribution and sale rights pursuant to this Partner Contract, and shall only be effective within the Territory. The Parties agree that in this case the Marketing Subsidy will be terminated.

ANNEX 3 TO SHARE SALE AND PURCHASE AGREEMENT

MPI Litigation

The Company was named as a defendant in certain litigation filed in France before the Trade Tribunal of Nanterre against B.O.S. Better Online Solutions Ltd. (“BOS”) by Media Partners International (“MPI,” and the “MPI Litigation”), a former distributor of BOS, whose contract with BOS allegedly related to certain distribution rights for the product division Qualmax purchased from BOS on December 31, 2005.  Pursuant to the asset purchase agreement between Qualmax and BOS, BOS agreed to indemnify and hold Qualmax harmless from liability, without limitation, arising from the claims raised in the MPI Litigation, and BOS has undertaken defense of Qualmax at BOS’s expense.  The litigation remains in its early stages, and as last report from counsel, the French court had not yet made definitive rulings on defendant’s motion to change venue and jurisdiction from France to Israel.  Initial hearings on the motion for change of venue were concluded in February 2007; additional hearings were conducted in late April 2007; and a decision from the court as to venue is expected in September, 2007.  If venue is in fact moved to Israel, that decision may have a material impact on the plaintiff’s willingness to continue the litigation, due to increased expense, but the outcome of the venue hearings, and the impact of that outcome on plaintiff’s claims, is purely speculative at this point.  At present, based upon the limited progress of the matter and without the benefit of the completion of factual discovery, management believes this litigation does not pose a significant financial risk to the Company.

PieCom Dispute

The Company entered into a contract with PieCom Tech Ltd. by which PieCom was to manufacture certain products for sale by the Company.  The Company believes that PieCom has defaulted on its obligations, and that PieCom is required to refund to the Company certain sums previously advanced by the Company.  Because of PieCom’s failure to deliver proper products on time, the Company has suspended all performance under the PieCom contract.

Execution office file No. 5-07-05166-26

The above suit was filed on the 5.6.07 to Execution Office in Hertzelia by PieCom Tech Ltd. (“PieCom”) against IP Gear Ltd. (“IP Gear”) (the: “Claim”).

In the said claim, PieCom filed a 139,628.01 NIS in promissory notes for execution as a result of the termination notice delivered by IP Gear regarding the termination of the settlement agreement between Piecom and IP Gear, dated 8.1.07, and all the checks delivered under it. The termination notice was sent following Piecom failure to supply the agreed hardware under the time schedule specified in the settlement agreement and to comply with the specific technical requirement agreed on the April 2006 basic agreement.

Together with the Claim, an attachment order was imposed over IP Gear future rights and monies being hold by third parties up to the said amount (i.e. Partner Communications Company

Ltd. and United Mizrahi Bank). On 25.6.07 an application for the removal of attachment by a bank guarantee replacement, was filed to the Execution Office, which application has subsequently been granted, lifting the attachment.